SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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AMGEN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2005
DEAR STOCKHOLDER:
      You are invited to attend the Annual Meeting of Stockholders of Amgen Inc. to be held on Wednesday, May 11, 2005, at 2:00 P.M., local time, at The Fairmont Olympic Hotel, 411 University Street, Seattle, Washington, 98101.
      At this year’s Annual Meeting you will be asked to: (i) elect three directors; (ii) ratify the selection of the Company’s independent registered public accountants; and (iii) transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof, including the consideration of three stockholder proposals if such proposals are properly presented at the meeting. The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.
      Your Board of Directors unanimously believes that election of its nominees for directors and ratification of its selection of independent registered public accountants are in the best interests of Amgen and its stockholders, and, accordingly, recommends a vote FOR election of the nominees for directors and the ratification of the selection of Ernst & Young LLP as independent registered public accountants. The Board of Directors unanimously believes that the stockholder proposals are not in the best interests of Amgen and its stockholders, and, accordingly, recommends a vote AGAINST each of the three stockholder proposals.
      In addition to the formal business to be transacted, management will make a presentation on developments of the past year and respond to comments and questions of general interest to stockholders.
      If you plan to attend the Annual Meeting, you will need an admittance ticket. For instructions on how to obtain an admittance ticket, please read “Information Concerning Voting and Solicitation — Attendance at the Annual Meeting” in the accompanying Proxy Statement.
      It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting. Voting on the Internet or by telephone may not be available to all stockholders. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

Sincerely,

Kevin W. Sharer
Chairman of the Board,
Chief Executive Officer and President

AMGEN INC.
One Amgen Center Drive
Thousand Oaks, California 91320-1799

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2005

TO THE STOCKHOLDERS OF AMGEN INC.
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Amgen Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May  11, 2005, at 2:00 P.M., local time, at The Fairmont Olympic Hotel, 411 University Street, Seattle, Washington, 98101, for the following purposes:

1.	To elect three directors to a three-year term of office expiring at the 2008 Annual Meeting of Stockholders;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof, including the consideration of three stockholder proposals, if such proposals are properly presented at the Annual Meeting.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
      The Board of Directors has fixed the close of business on March 18, 2005, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any continuation, postponement or adjournment thereof.

By Order of the Board of Directors

David J. Scott
Secretary
Thousand Oaks, California
March 30, 2005
      PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BANK, BROKER OR OTHER HOLDER OF RECORD. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BANK, BROKER OR OTHER NOMINEE.

INFORMATION CONCERNING VOTING AND SOLICITATION
ITEM 1 ELECTION OF DIRECTORS
ITEM 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
ITEM 3 STOCKHOLDER PROPOSALS
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
Option Grants in Fiscal Year 2004
AUDIT MATTERS
OTHER MATTERS
Appendix I

AMGEN INC.
One Amgen Center Drive
Thousand Oaks, California 91320-1799

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION
General
      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Amgen Inc., a Delaware corporation (the “Company” or “Amgen”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 11, 2005, at 2:00 P.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. The Company intends to mail this Proxy Statement and accompanying proxy card on or about March 30, 2005 to all stockholders entitled to vote at the Annual Meeting. The Annual Meeting will be held at The Fairmont Olympic Hotel, 411 University Street, Seattle, Washington, 98101.
Who Can Vote
      You are entitled to vote if you were a stockholder of record of Amgen common stock (the “Common Stock”) as of the close of business on March 18, 2005. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.
Shares Outstanding and Quorum
      At the close of business on March 18, 2005, 1,249,348,399 shares of Common Stock were outstanding and entitled to vote. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.
Proxy Card and Revocation of Proxy
      You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) in favor of the election of all of the director nominees, (ii) in favor of ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2005, and (iii) against any of the three stockholder proposals that are properly presented at the Annual Meeting. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. In addition, other than the three stockholder proposals described in this Proxy Statement, no other stockholder proposal or nomination was received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
      If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may revoke your proxy by sending to the Company’s Secretary at the Company’s principal executive office at One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 38-5-A, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting in person and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Voting of Shares
      Stockholders of record as of the close of business on March 18, 2005 are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Annual Meeting. You may vote by attending the Annual Meeting and voting in person. You also may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting on the Internet or by telephone may not be available to all stockholders. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.
Counting of Votes
      All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.
      Directors are elected by a plurality of votes cast, so abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast. The ratification of the selection of Ernst & Young LLP and the three stockholder proposals, if properly presented at the Annual Meeting, require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against such proposals and broker non-votes will have no effect on the result of the votes on such proposals.
Solicitation of Proxies
      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees for such services. In addition, the Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $8,000, plus reasonable out-of-pocket expenses.
Attendance at the Annual Meeting
      In order to attend the Annual Meeting, you will need an admittance ticket or proof of ownership of Common Stock as of the close of business on March 18, 2005. To receive an admittance ticket, you will need to complete and return the postage-paid reply card attached to this Proxy Statement. If you elected electronic delivery of this Proxy Statement, you will receive an e-mail with instructions for obtaining an admittance ticket. Each stockholder is entitled to one admittance ticket.

ITEM 1
ELECTION OF DIRECTORS
      Under the Company’s Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws (the “Bylaws”), the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the directors remaining in office, even though less than a quorum. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.
      Directors are elected by a plurality of the votes, which means the three nominees for election to the Board at the Annual Meeting who receive the largest number of properly cast votes will be elected as directors. Each share of Common Stock is entitled to one vote for each of the three director nominees. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Board of Directors. Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.
      Dr. David Baltimore, Ms. Judith C. Pelham and Mr. Kevin W. Sharer are all nominees for re-election to the Board. Each of the nominees would serve until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. If elected at the Annual Meeting, Dr. Baltimore, Ms. Pelham and Mr. Sharer would each serve until the 2008 Annual Meeting.
      Set forth below is biographical information for each nominee and for each person whose term of office as a director will continue after the Annual Meeting.
Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting
DAVID BALTIMORE
      Dr. David Baltimore, age 67, has served as a director of the Company since June 1999. Since October 1997, Dr. Baltimore has been the President of the California Institute of Technology. From July 1995 to October 1997, Dr. Baltimore was an Institute Professor at the Massachusetts Institute of Technology (“MIT”), and from July 1994 to October 1997, the Ivan R. Cottrell Professor of Molecular Biology and Immunology at MIT. Dr. Baltimore is a director of BB Biotech, AG, a Swiss investment company, and MedImmune, Inc. In 1975, Dr. Baltimore was the co-recipient of the Nobel Prize in Medicine.
JUDITH C. PELHAM
      Ms. Judith C. Pelham, age 59, has served as a director of the Company since May 1995. She is currently President-Emeritus of Trinity Health, a national system of healthcare facilities, including hospitals, long-term care, home care, psychiatric care, residences for the elderly and ambulatory care, and the third largest Catholic healthcare system in the U.S. From May 2000 to December 2004, Ms. Pelham was President and Chief Executive Officer of Trinity Health. From January 1993 to April 2000, Ms. Pelham was the President and Chief Executive Officer of Mercy Health Services, a system of hospitals, home care, long-term care, ambulatory services and managed care established to carry out the health ministry sponsored by the Sisters of Mercy Regional Community of Detroit. From 1982 to 1992, Ms. Pelham was President and Chief Executive Officer of Daughters of Charity Health Services, Austin, Texas, a network of hospitals, home care and ambulatory services serving central Texas.

KEVIN W. SHARER
      Mr. Kevin W. Sharer, age 57, has served as a director of the Company since November 1992. Since May 2000, Mr. Sharer has been Chief Executive Officer and President of the Company and has also been Chairman of the Board since December 2000. From October 1992 to May 2000, Mr. Sharer served as President and Chief Operating Officer of the Company. From April 1989 to October 1992, Mr. Sharer was President of the Business Markets Division of MCI Communications Corporation, a telecommunications company. From February 1984 to March 1989, Mr. Sharer served in numerous executive capacities at General Electric Company. Mr. Sharer is a director of Unocal Corporation, 3M Company and Northrop Grumman Corporation.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.
Directors Continuing in Office Until the 2006 Annual Meeting
FREDERICK W. GLUCK
      Mr. Frederick W. Gluck, age 69, has served as a director of the Company since February 1998. Mr. Gluck is a former managing partner of McKinsey & Company, Inc. (“McKinsey”), an international management consulting firm. From 1967 to 1995, he served with McKinsey and from 1988 to 1994 he led the firm as its Managing Director, when he retired to join Bechtel Group, Inc. (“Bechtel”), an engineering, construction and project management company, where he served as Vice Chairman and Director. Mr. Gluck retired from Bechtel in July 1998. He rejoined McKinsey as a consultant in 1998 and continued in that role until July 2003. Mr. Gluck is a director of HCA Inc. and GVI Security Solutions, Inc.
FRANKLIN P. JOHNSON, JR.
      Mr. Franklin P. Johnson, Jr., age 76, has served as a director of the Company since October 1980. He is the general partner of Asset Management Partners, a venture capital limited partnership. Mr. Johnson has been a private venture capital investor for more than five years. Mr. Johnson is a director of Applied MicroCircuits Corporation.
J. PAUL REASON
      Admiral J. Paul Reason, USN (Retired), age 64, has served as a director of the Company since January 2001. Since July 2000, he has been the President and Chief Operating Officer of Metro Machine Corporation, a privately-held ship repair company. From December 1996 to September 1999, Admiral Reason was a Four Star Admiral and Commander-In-Chief of the U.S. Atlantic Fleet of the U.S. Navy. From August 1994 to November 1996, Admiral Reason served as Deputy Chief of Naval Operations. From June 1965 to July 1994, Admiral Reason served in numerous capacities, both at sea and ashore, in the U.S. Navy. Admiral Reason is a director of Wal-Mart Stores, Inc. and Norfolk Southern Corporation.
DONALD B. RICE
      Dr. Donald B. Rice, age 65, has served as a director of the Company since October 2000. Dr. Rice is Chairman of the Board of Agensys, Inc., a private biotechnology company, and has been Chief Executive Officer and President of Agensys, Inc. since its founding in late 1996. From March 1993 until August 1996, Dr. Rice was President and Chief Operating Officer and a director of Teledyne, Inc., a diversified technology-based manufacturing company with major segments in specialty metals and aerospace. Dr. Rice is a director of Wells Fargo & Company, Unocal Corporation and Vulcan Materials Company.

LEONARD D. SCHAEFFER
      Mr. Leonard D. Schaeffer, age 59, has served as a director of the Company since March 2004. Since December 2004, Mr. Schaeffer has been Chairman of the Board of Directors of WellPoint Inc., the largest health insurance company in the U.S. From 1992 through 2004 he was Chairman and Chief Executive Officer of WellPoint Health Networks Inc. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration from 1978 to 1980. He is Chairman of the Board of the National Institute for Health Care Management and a member of the Institute of Medicine. Mr. Schaeffer is a director of Allergan, Inc.
Directors Continuing in Office Until the 2007 Annual Meeting
FRANK J. BIONDI, JR.
      Mr. Frank J. Biondi, Jr., age 60, has served as a director of the Company since January 2002. Since March 1999, he has served as Senior Managing Director of WaterView Advisors LLC, an investment advisor organization. From April 1996 to November 1998, Mr. Biondi served as Chairman and Chief Executive Officer of Universal Studios, Inc. From July 1987 to January 1996, Mr. Biondi served as President and Chief Executive Officer of Viacom, Inc. Mr. Biondi is a director of Cablevision Systems Corp., Harrahs Entertainment, Inc., Hasbro, Inc. and The Bank of New York Company, Inc.
JERRY D. CHOATE
      Mr. Jerry D. Choate, age 66, has served as a director of the Company since August 1998. From January 1995 to January 1999, Mr. Choate served as Chairman of the Board and Chief Executive Officer of The Allstate Corporation (“Allstate”), an insurance holding company. From August 1994 to January 1995, Mr. Choate served as President and Chief Executive Officer of Allstate and had previously held various management positions at Allstate since 1962. Mr. Choate is a director of Valero Energy Corporation and serves on the Board of Trustees for the Van Kampen Mutual Funds.
FRANK C. HERRINGER
      Mr. Frank C. Herringer, age 62, has served as a director of the Company since May 2004. Mr. Herringer has been Chairman of the Board of Transamerica Corporation (“Transamerica”), a financial services company, since 1995. From 1991 to 1999, he served as Chief Executive Officer of Transamerica and from 1986 to 1999 he served as President. From 1999 to 2000, Mr. Herringer served on the Executive Board of Aegon N.V. and as Chairman of the Board of Aegon U.S.A. Mr. Herringer is a director of AT&T Corp. and The Charles Schwab Corporation.
GILBERT S. OMENN
      Dr. Gilbert S. Omenn, age 63, has served as a director of the Company since January 1987. Since September 1997, he has been Professor of Internal Medicine, Human Genetics and Public Health at the University of Michigan. From September 1997 to July 2002, Dr. Omenn also served as Executive Vice President for Medical Affairs and as Chief Executive Officer of the University of Michigan Health System. From July 1982 to September 1997, Dr. Omenn was the Dean of the School of Public Health and Community Medicine and Professor of Medicine at the University of Washington. Dr. Omenn is a director of Rohm & Haas Co.

Board Meetings and Committees
      The Board maintains charters for all of its standing committees. In addition, the Board has adopted a written set of corporate governance principles and a directors’ code of conduct that generally formalize practices already in place at the Company. To view the charters of the Audit, Compensation and Management Development, Corporate Responsibility and Compliance, and Governance and Nominating Committees, the corporate governance principles and the Board of Directors’ code of conduct, please visit the Company’s website at www.amgen.com.(1) The Board has determined that all nominees for election to the Board at the 2005 Annual Meeting and all continuing directors are independent under the listing standards of The Nasdaq Stock Market, Inc. (“NASDAQ”), except for Mr. Sharer.
      The Audit Committee has sole authority for the appointment, compensation and oversight of the work of the independent registered public accountants, and responsibility for reviewing and discussing, prior to filing or issuance, with management and the independent registered public accountants (when appropriate) the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter. During the year ended December 31, 2004, the Audit Committee met nine times. Mr. Biondi serves as Chairman and Dr. Baltimore, Messrs. Herringer and Johnson, Dr. Omenn and Ms. Pelham serve as members of the Audit Committee. The Board has determined that each of Messrs. Biondi, Herringer and Johnson is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) and each is independent under the listing standards of NASDAQ. The Audit Committee meets NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication.
      The Compensation and Management Development Committee (the “Compensation Committee”) is responsible for assessing the overall compensation structure of the Company and for administering and reviewing all executive compensation programs, incentive compensation plans and equity-based plans. Additionally, the Compensation Committee is responsible for reviewing and evaluating the performance of the Company’s executive officers (including the Chief Executive Officer) and setting compensation for executive officers based on such evaluations. The Compensation Committee is also responsible for overseeing succession planning for senior management. During the year ended December 31, 2004, the Compensation Committee met five times. Mr. Choate serves as Chairman and Mr. Gluck, Adm. Reason, Dr. Rice and Mr. Schaeffer serve as members of the Compensation Committee.
      The Corporate Responsibility and Compliance Committee (the “Compliance Committee”), established in May 2004, is responsible for overseeing the Company’s corporate compliance program and reviewing the Company’s programs in the areas of ethical conduct, environmental protection, health and safety, human resources and government affairs. Additionally, the Compliance Committee monitors political, social and environmental trends and public policy issues that may affect the Company’s business or public image, and reviews the Company’s political and charitable activities. During the year ended December 31, 2004, the Compliance Committee met twice. Mr. Schaeffer serves as Chairman and Drs. Baltimore and Omenn, Ms. Pelham and Adm. Reason serve as members of the Compliance Committee.
      The Governance and Nominating Committee (the “Governance Committee”) oversees the corporate governance and Board membership matters of the Company. The Governance Committee is responsible for developing and overseeing the Board’s corporate governance principles and a code of conduct applicable to members of the Board, officers and employees of the Company, and for monitoring the independence of the Board. The Governance Committee also determines Board membership qualifications, selects, evaluates, and recommends to the Board nominees to fill vacancies as they arise, reviews the performance of the Board, and is responsible for director education. The Governance Committee maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board and such guidelines are included in this Proxy Statement as Appendix I. Additionally, the Governance Committee selects and recommends to the Board nominees for appointment as officers of the Company. During the year ended December 31, 2004, the Governance Committee

(1)	This website is not intended to function as a hyperlink, and the information contained on the Company’s website is not intended to be part of this Proxy Statement.

met three times. Dr. Rice serves as Chairman and Messrs. Choate, Gluck, Herringer and Johnson serve as members of the Governance Committee.
      The Executive Committee has all the powers and authority of the Board in the management of the business and affairs of the Company, except with respect to certain enumerated matters including Board composition and compensation, changes to the Company’s charter, or any other matter expressly prohibited by law or the Company’s charter. During the year ended December 31, 2004, the Executive Committee met once. Mr. Sharer serves as Chairman, and Messrs. Biondi, Choate and Johnson, Dr. Rice and Mr. Schaeffer serve as members of the Executive Committee.
      The Equity Award Committee was formed in March 2005 and replaced the New Hire Stock Option Committee. The Equity Award Committee approves routine equity-based awards to eligible employees of the Company’s stock-based plans, excluding officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”). The Equity Award Committee has the authority to grant equity-based awards within guidelines and pursuant to terms previously established by the Compensation Committee. The Compensation Committee will periodically review equity-based awards granted by the Equity Award Committee. The New Hire Stock Option Committee approved certain stock option grants to eligible employees, excluding Section 16 officers, when either the Board or the Compensation Committee was not in session, including one-time grants within approved guidelines to eligible new employees in connection with their commencement of employment. During the year ended December 31, 2004, the New Hire Stock Option Committee did not meet, but did take action by written consent. Mr. Sharer served as the sole member of the New Hire Stock Option Committee and serves as the sole member of the Equity Award Committee.
      The Board of Directors held six meetings during the year ended December 31, 2004, and all of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which they served. The Board expects all directors to attend the annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. All members of the Board were present at the 2004 Annual Meeting of stockholders, except for Mr. Edward V. Fritzky and Dr. Rice.

ITEM 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
      The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accountants for the year ending December 31, 2005, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company’s financial statements since the Company’s inception in 1980. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
      Stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accountants is not required by the Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the selection of Ernst & Young.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2.
ITEM 3
STOCKHOLDER PROPOSALS
      Certain stockholders have informed the Company that they intend to present the following proposals at the Annual Meeting. If the stockholders or their respective representatives, who are qualified under Delaware law, are present at the Annual Meeting and submit their respective proposals for a vote, then the stockholder proposals will be voted upon at the Annual Meeting. A majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote would need to be voted “for” each of the stockholder proposals for each of them to pass.
      In accordance with the Federal securities laws, the stockholder proposals and supporting statements are presented below exactly as submitted by the stockholders and are quoted verbatim (including footnotes) and are in italics. The Company disclaims all responsibility for the content of the proposals and the supporting statements, including footnotes and websites contained in the supporting statements. FOR THE REASONS STATED IN THE BOARD’S RESPONSE, WHICH FOLLOWS EACH OF THE STOCKHOLDER PROPOSALS, THE BOARD STRONGLY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” EACH OF THE STOCKHOLDER PROPOSALS.
Stockholder Proposal #1
      Gloria Jeneal Eddie, Joan Lewis and Ann Reynolds Mason, c/o Susan L. Hall, Esq., 8506 Harvest Oak Drive, Vienna, VA 22182, each owners of 100 shares of Common Stock, have notified the Company that they intend to submit the following proposal at the Annual Meeting:
Shareholders’ Resolution

This Proposal is submitted by Gloria Eddie, Ann Reynolds Mason, and Joan Lewis.

WHEREAS:

A. We as shareholders wish to minimize animal testing;

B. statistics show that a majority of painful and distressing animal experiments are conducted to satisfy outdated, government-mandated testing requirements* and that such testing is on the rise;**

C. the majority of animals used in regulatory testing experience pain without any pain relief;***

D. non-animal test methods are generally cheaper, faster and more humane, than animal-based tests;

E. unlike animal tests, non-animal methods have been scientifically validated and/or accepted as total replacements for the following five toxicity endpoints: skin corrosion (irreversible tissue damage), skin irritation (milder and reversible damage), skin absorption (the rate of chemical penetration), phototoxicity (an inflammatory reaction caused by the interaction of a chemical with sunlight), and pyrogenicity (a fever-like reaction that can occur when certain intravenous drugs interact with the immune system);

RESOLVED, that the shareholders request that the Board:

1. Commit specifically to using only non-animal methods for assessing skin corrosion, irritation, absorption, phototoxicity and pyrogenicity.

2. Confirm that it is in the Company’s best interest to commit to replacing animal-based tests with non-animal methods.

3. Petition the relevant regulatory agencies requiring safety testing for the Company’s products to accept as total replacements for animal-based methods, those approved non-animal methods described above, along with any others currently used and accepted by the Organization for Economic Cooperation and Development (OECD) and other developed countries.

Supporting Statement:

This Resolution is designed to harmonize the interests of sound science with the elimination of animal-based test methods where non-animal methodologies exist. It seeks to encourage the relevant regulatory agencies to join their peers in accepting validated in vitro and other non-animal test methods. It will not compromise consumer safety or violate applicable statutes and regulations.

Further, this Resolution commits the Company to end animal testing for five specific endpoints in favor of valid non-animal methods. These include the 3T3 Neutral Red Uptake Phototoxicity Test, human skin equivalent tests for corrosivity, and a human blood-based test for pyrogenicity, all of which have been successfully validated through the European Centre for the Validation of Alternative Methods.† Several non-animal methods have also been adopted as Test Guidelines by the OECD†† (an alliance of 30 member countries including the US, EU, Japan, Canada and Australia). Regulatory agencies in OECD member countries are not at liberty to reject data from non-animal tests for skin corrosion, skin absorption and phototoxicity where such data have been generated in accordance with an OECD Test Guideline.

We urge shareholders to support this Resolution.

*	CCAC Animal Use Survey — 2001: http://www.ccac.ca/english/FACTS/Facframeaus2001.htm

**	Statistics of Scientific Procedures on Living Animals — Great Britain — 2002. http://www.official- documents.co.uk/document/cm58/5886/5886.htm

***	CCAC Animal Use Survey 2001.

†	ECVAM website: http://ecvam.jrc.it

††	OECD test guidelines: http://www.oecd.org/document/22/0.2340.en 2649 34377 1916054 1 1 1 1.00.html

Board Response to Stockholder Proposal #1
      The Board of Directors recommends a vote “AGAINST” Stockholder Proposal #1 for the following reasons:
      At Amgen, we are in the business of helping patients live longer and lead better lives through innovative research and therapeutics. Research is at the core of our business and is essential to helping serve patients. The Company has brought to patients all over the world therapeutics that improve lives.
      Amgen already uses every in vitro (non-animal) test mentioned in the proposal. In addition, through our affiliations with industry, government and academic groups, we are working with regulators in an effort to increase the use of alternative models where such alternatives can be used appropriately.
      We are, however, legally obligated to evaluate potential new medicines rigorously to ensure that, to the greatest extent possible, they have been shown to be safe and effective. In vivo (animal) testing is a necessary and legally mandated component of biomedical research because the complexity of the human or animal body cannot yet be modeled adequately by computer or cell culture systems. However, the Company is fully committed to replacing in vivo testing with other procedures wherever such tests are scientifically valid and do not compromise patient safety or the effectiveness of our medicines.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSAL #1.
Stockholder Proposal #2
      John C. Harrington, 1001 2nd Street, Suite 325, Napa, CA 94559, owner of 100 shares of Common Stock, has notified the Company that he intends to submit the following proposal at the Annual Meeting:
AMGEN Inc. Executive Compensation

WHEREAS, excesses in executive compensation have become a major issue for stakeholders. Opposition to excessive pay packages continues to mount, particularly among investors angry at compensation seemingly unrelated to financial performance. In fact, many mainstream investors have voted NO on compensation packages they felt were unreasonable. We also believe that boards, in setting executive compensation, should consider social and environmental performance, as well as financial performance.

•	The relationship between compensation and the social responsibility and environmental performance is an important question. For instance, shouldn’t the pay of top officers be reconsidered if the company is found guilty of systematic sexual harassment or race discrimination or poor environmental performance, especially if the result is costly fines or expensive, protracted litigation?

•	Too often top executives have received considerable increases in compensation packages even when the company’s financial performance or social responsibility performance has been mediocre or poor. When compensation is tied to social responsibility, better social responsibility performance will inevitable follow.

•	Business Week reports that executive compensation has skyrocketed from 42 to 1 in 1982 to over 400 times the pay of average employees in 2004.

•	“The size of the CEO compensation is simply out of hand,” said Business Week in an April 22, 2002 editorial. Also the Conference Board issued a September 17, 2002 report acknowledging that executive compensation has become excessive in many instances and bears no relationship to a company’s long-term performance.

•	New York Federal Reserve Bank President, William J. McDonough, said: “CEOs and their boards should simply reach the conclusion that executive pay is excessive and adjust to more reasonable and justifiable levels.”

•	Companies involved in significant downsizing of employees don’t “share the pain,” but escalate executive pay.

•	Many Board compensation committees fall prey to the desire to have their CEO paid in the top quartile of CEOs, thus creating a magnet effect pulling all executive compensation upward, regardless of contribution to shareholder value.

RESOLVED: The shareholders request the Board Compensation Committee undertake a special executive compensation review and provide a summary report to investors by Summer 2005. The report shall supplement information in the proxy statement.
      Questions to be addressed in the review and report shall include:

1. The rationale for the compensation packages for our top executives, including an explanation of whether the Committee has considered a cap on the size of the compensation package for the future.

2. How or if executive compensation is compared to the pay package of the average employee and if the increasing ratio between the two over the last decade is taken into account.

3. How social and environmental performance is integrated into the formula for executive compensation and whether our corporation’s employee downsizing or outsourcing is considered.

4. An evaluation of whether our top executive compensation packages (including options, benefits, pension and retirement agreements) are excessive and should be modified.

5. A summary description of opposition registered by stakeholders to our compensation package.
Board Response to Stockholder Proposal #2
      The Board of Directors recommends a vote “AGAINST” Stockholder Proposal #2 for the following reasons:
      The Board believes that undertaking the special executive compensation review and stockholder report requested in the proposal is unnecessary as the Compensation Committee’s current executive compensation philosophy and practices are already consistent with the spirit of the proposal and are disclosed annually to stockholders in the Compensation and Management Development Committee Report included in the Company’s proxy statements. The review and report requested in the proposal would add little of substance to the rigorous compensation review process that the Compensation Committee undertakes and could potentially detract the Compensation Committee from its important responsibilities. In addition, the Compensation Committee needs flexibility when dealing with executive compensation to ensure that the Company is able to attract and retain key employees in a competitive marketplace.
      The Compensation Committee, which is composed entirely of directors who are independent under the listing standards of NASDAQ, provides oversight of the Company’s affairs in the areas of compensation plans, policies and programs, especially those regarding executive compensation and employee benefits. The Compensation Committee takes its mandate and responsibilities very seriously and spends the necessary amount of time assessing the overall compensation structure of the Company, reviewing and approving corporate goals and objectives relating to the compensation of executive officers, evaluating the performance of the executive officers and making appropriate recommendations for improving performance. In discharging its duties under Delaware law, the rules and regulations of the SEC and NASDAQ, and the Compensation Committee’s charter, the Compensation Committee considers most, if not all, of the elements identified by the proponent. Additionally, where appropriate, the Compensation Committee makes full use of outside independent experts.
      As more fully described in the Compensation and Management Development Committee Report, the Compensation Committee believes that a substantial portion of an executive officer’s compensation should be linked to increasing stockholder value. Accordingly, executive officers receive a market-competitive base salary, a cash bonus that is tied to the Company’s overall performance based on actual results compared to financial, strategic and operational objectives, and long-term incentives such as stock options and restricted stock. In 2004, we launched a Performance Award Program that shifted the mix of long-term incentive compensation such that a significant portion of each executive’s annual long-term incentive grant is aligned with three-year Company performance on growth in both revenue and earnings per share, measured in comparison to both internal targets and to the actual results of other leading biotechnology and pharmaceutical companies over the relevant performance period. This program, in conjunction with significantly reduced stock option grants, is designed to focus executives on both the achievement of sustained superior operating results as well as increases in stockholder value through stock price appreciation.
      The Board believes that the current compensation philosophy and practices of the Compensation Committee are consistent with the spirit of the stockholder proposal and that the Compensation Committee effectively and fully discharges its duty under applicable laws and rules. Adopting the stockholder proposal is likely to result in inefficient activity that will detract from the more important issues that the Compensation Committee considers on a regular basis.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSAL #2.
Stockholder Proposal #3
      The American Federation of State, County and Municipal Employees, 1625 L Street, N.W., Washington, D.C. 20036, owner of 13,070 shares of Common Stock, has notified the Company that it intends to submit the following proposal at the Annual Meeting:

RESOLVED, that stockholders of Amgen Systems, Inc. (“Amgen”) urge the Compensation and Management Development Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs during their employment, and to report to stockholders regarding the policy before Amgen’s 2006 annual meeting of stockholders. The Committee should define “significant” (and provide for exceptions in extraordinary circumstances) by taking into account the needs and constraints of Amgen and its senior executives; however, the stockholders recommend that the Committee not adopt a percentage lower than 75% of net after tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

Supporting Statement:

Equity-based compensation makes up a substantial portion of senior executive compensation at Amgen. During fiscal year 2003, Chairman and CEO Kevin Sharer received $3,573,333 in salary and bonus, while the stock options he received had a potential future value of $12,063,403 or $28,112,859, depending on the return assumption. Also for 2003, Executive Vice President Dennis Fenton received $1,871,800 in salary and bonus, while the options he received had potential future value of $4,021,134 or $9,370,953, depending upon return assumption. In fiscal year 2003, Sharer exercised 157,172 options for realized value of $5,357,513, while in 2002 he exercised 300,000 options with realized value of $9,821,158. In fiscal years 2003 and 2002, Fenton exercised 284,104 options for realized value of $11,740,369. For the fiscal years 2000 through 2003, Sharer received 2,800,000 options and Fenton received 633,800.

Amgen claims that option grants allow executives to share, along with stockholders, in the long-term performance of the Company. Unfortunately, Amgen’s generous equity compensation programs have yet to translate into meaningful levels of stock ownership. Amgen’s most recent proxy statement disclosed that Fenton owned zero shares outright, while Sharer owned only 9,856 shares outright, down from the 12,032 he owned outright as of the 2003 proxy statement. We believe that the alignment benefits touted by Amgen are not being fully realized.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans would focus them on Amgen’s long-term success and would help align their interests with those of Amgen’s stockholders. A 2002 report by a commission of The Conference Board endorsed the idea of such a requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

As long-term stockholders, we believe it’s critical for compensation programs to incentivize executives to manage for the company’s long-term interests. Recent events have, we think, shown the dangers of a short-term mentality in which executives extract value through equity-based compensation, and then cash out before the effects of their mismanagement become apparent to other shareholders.

We urge stockholders to vote for this proposal.

Board Response to Stockholder Proposal #3
      The Board of Directors recommends a vote “AGAINST” Stockholder Proposal #3 for the following reasons:
      The Board believes that stock ownership by senior executives serves to align the long-term interests of executives and stockholders and sends a positive message to the investment community about senior management’s commitment to adding to stockholder value. It is for this very reason that in December 2002, the Board adopted stock ownership guidelines (the “Amgen Stock Ownership Guidelines”) for directors and officers of the Company.
      The Amgen Stock Ownership Guidelines require directors to own shares of the Company’s stock equal in value to five times the annual retainer. Officers of the Company are required to own shares of the Company’s stock equal to a multiple of the officer’s base salary. This multiple is scaled to the organizational level of the applicable officer, with the CEO’s guideline set at a multiple of five times annual base salary. The Amgen Stock Ownership Guidelines require that directors and officers comply with the guidelines by the later of five years from the date the guidelines were adopted or five years from the date that they assume a position subject to the guidelines.
      We believe that the Amgen Stock Ownership Guidelines compare favorably to the stock retention policy suggested by the proponent. The Amgen Stock Ownership Guidelines represent a more effective way of aligning the long-term interests of executives and stockholders by requiring executives to own meaningful levels of stock. The proponent’s proposal prescribes ownership solely through the retention of stock acquired through the Company’s equity compensation plans and as a result provides no guarantee of actual stock ownership by executives. The Amgen Stock Ownership Guidelines, by contrast, require ownership of the Company’s securities, which may be acquired through a variety of means, including open market purchases, and set clear and reasonable standards for the amount of stock to be owned by executives.
      In adopting the Amgen Stock Ownership Guidelines, the Board believes it has struck the right balance between ensuring that our executives have a significant equity stake in Amgen’s future while allowing them to prudently manage their financial affairs. We also believe that our compensation policies for our executive officers and directors have been responsibly implemented, and that the Amgen Stock Ownership Guidelines will further align the interests of our executive officers and directors with the long-term interests of stockholders, while still allowing us to use equity as an incentive in a balanced approach that supports the recruitment and retention of top talent.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” STOCKHOLDER PROPOSAL #3.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
Common Stock
      The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 28, 2005, by: (i) each director and nominee; (ii) the Company’s Chief Executive Officer, and each of its other four most highly compensated executive officers for the year ended December 31, 2004 (collectively the “Named Executive Officers”); and (iii) all directors and nominees, Named Executive Officers and executive officers of the Company as a group. To the Company’s knowledge, there were no holders beneficially owning more than 5% of the Common Stock as of February 28, 2005.

	Common Stock
	Beneficially Owned(1)(2)

	Number of	Percent
Beneficial Owner	Shares	of Total

David Baltimore	134,243	*
Frank J. Biondi, Jr.	97,000	*
Jerry D. Choate	150,643	*
Edward V. Fritzky(3)	839,533	*
Frederick W. Gluck	91,643	*
Frank C. Herringer(4)	12,075	*
Franklin P. Johnson, Jr.(5)	2,440,870	*
Gilbert S. Omenn(6)	296,801	*
Judith C. Pelham	106,643	*
J. Paul Reason	82,693	*
Donald B. Rice	118,643	*
Leonard D. Schaeffer	25,000	*
Kevin W. Sharer(7)	976,911	*
George J. Morrow	315,002	*
Roger M. Perlmutter	399,260	*
Dennis M. Fenton(8)	512,235	*
Richard D. Nanula	425,000	*
All directors and nominees, Named Executive Officers and executive officers as a group (20 individuals) (3)(4)(5)(6)(7)(8)	7,361,211	*

*	Less than 1%

(1)	Information in this table is based on the Company’s records and information provided by directors, nominees, Named Executive Officers and executive officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, Named Executive Officers and executive officers has sole voting and/or investment power with respect to such shares.

(2)	Includes shares which the individuals shown have the right to acquire as of February 28, 2005, or within 60 days thereafter, as follows: Dr. Baltimore, 129,000 shares; Mr. Biondi, 97,000 shares; Mr. Choate, 145,000 shares; Mr. Fritzky, 601,800 shares; Mr. Gluck, 85,000 shares; Mr. Johnson, 122,200 shares; Dr. Omenn, 122,200 shares; Ms. Pelham, 101,000 shares; Adm. Reason, 81,000 shares; Dr. Rice, 113,000 shares; Mr. Schaeffer, 25,000 shares; Mr. Sharer, 943,820 shares; Mr. Morrow, 305,002 shares; Dr. Perlmutter, 340,000 shares; Dr. Fenton, 383,648 shares; and Mr. Nanula, 360,000 shares. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.

(3)	Includes 1,056 shares held by Mr. Fritzky’s children.

(4)	Includes 10,075 shares held by family trusts.

(5)	Includes 600,000 shares held by Asset Management Partners, a venture capital limited partnership, of which Mr. Johnson is the general partner. As the general partner, Mr. Johnson may be deemed to have voting and investment power as to all of these shares, and therefore may be deemed to be a beneficial owner of such shares. Also includes 1,006,627 shares held by a family trust.

(6)	Includes 5,590 shares held by one of Dr. Omenn’s children.

(7)	Includes 33,091 shares held by a trust.

(8)	Includes 108,587 shares held by family trusts.

Contractual Contingent Payment Rights
      In 1993, the Company exercised its option to purchase the Class A and Class B limited partnership interests of Amgen Clinical Partners, L.P. (the “Partnership”), a limited partnership previously formed to develop and commercialize products from certain technologies for human pharmaceutical use in the United States. As a result of the Company exercising such option, each then-holder of a limited partnership interest in the Partnership acquired contractual contingent payment rights (“CCPR”s) based on the number of such holder’s interests. Certain of the Company’s directors owned Class A partnership interests in the Partnership and are current owners of CCPRs. CCPRs are not voting securities but entitle the holders thereof to receive quarterly payments, subject to certain adjustments, equal to a stated percentage of the Company’s sales of certain products in specified geographic areas. In 2004, each such director earned $200,368 for each whole Class A CCPR held. The following table sets forth certain information regarding the ownership of the Company’s Class A CCPRs as of February 28, 2005, by: (i) each director and nominee; (ii) each of the Named Executive Officers; and (iii) all directors and nominees, Named Executive Officers and executive officers as a group.

	Contractual
	Contingent Payment
	Rights Beneficially
	Owned(1)

	Number	Percent
Beneficial Owner	of Rights	of Total

David Baltimore	0	*
Frank J. Biondi, Jr.	0	*
Jerry D. Choate	0	*
Edward V. Fritzky	0	*
Frederick W. Gluck	0	*
Frank C. Herringer	0	*
Franklin P. Johnson, Jr.(2)	4.0	*
Gilbert S. Omenn	0.5	*
Judith C. Pelham	0	*
J. Paul Reason	0	*
Donald B. Rice	0	*
Leonard D. Schaeffer	0	*
Kevin W. Sharer	0	*
George J. Morrow	0	*
Roger M. Perlmutter	0	*
Dennis M. Fenton	0	*
Richard D. Nanula	0	*
All directors and nominees, Named Executive Officers and executive officers as a group (20 individuals)	4.5	*

*	Less than 1%

(1)	Information in this table is based on the Company’s records and information provided by directors, nominees, Named Executive Officers and executive officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each holder of a CCPR has sole investment power with respect to such right(s) beneficially owned.

(2)	Includes four rights held by Asset Management Partners, a venture capital limited partnership, of which Mr. Johnson is the general partner. As the general partner, Mr. Johnson may be deemed to have investment power as to all of these rights, and therefore may be deemed to be a beneficial owner of such rights.

EXECUTIVE COMPENSATION
Compensation of Directors
      Directors of the Company who are also employees of the Company are not separately compensated for their service as directors.
      Cash Compensation. Non-employee director compensation consists of (i) an annual retainer of $55,000; (ii) an Audit Committee chair fee of $20,000; (iii) a Compensation Committee chair fee of $10,000; (iv) an other committee chair fee of $6,000; (v) Board meeting fees of $3,000 per meeting ($1,500 for telephonic attendance), and (vi) committee meeting fees of $1,500 per meeting ($750 for telephonic attendance).
      The non-employee directors received the following aggregate amounts of cash compensation for the year ended December 31, 2004: Dr. Baltimore, $75,250; Mr. Biondi, $99,000; Mr. Choate, $92,750; Mr. Gluck, $76,750; Mr. Herringer, $55,899; Mr. Johnson, $85,000; Dr. Omenn, $82,750; Ms. Pelham, $84,250; Adm. Reason, $82,000; Dr. Rice, $90,250; and Mr. Schaeffer, $81,325. Edward V. Fritzky became a non-employee director of the Company on July 16, 2004, after which he earned $32,758 in compensation for the year ended December 31, 2004.
      Non-employee directors are compensated for attending committee meetings of which they are not members if they are invited to do so by the Chairman of the Board or the Chair of the committee. The members of the Board also are entitled to reimbursement of their expenses, in accordance with Company policy, incurred in connection with attendance at Board and committee meetings and conferences with the Company’s senior management. There are no family relationships among any directors of the Company.
      Equity Compensation. Pursuant to the Amended and Restated Director Equity Incentive Program under the Company’s Amended and Restated 1991 Equity Incentive Plan (the “1991 Plan”), non-employee directors receive in March of each year stock options for 5,000 shares of Common Stock and restricted stock units (“RSU”s) to acquire $100,000 worth of Common Stock. New non-employee directors are entitled to an inaugural grant of stock options for 20,000 shares of Common Stock.
      Material Terms of Stock Options. Stock options vest (a) on the date of grant if the non-employee director has had three years of prior continuous service as a non-employee director, or (b) one year from the date of grant if the non-employee director has had less than three years of prior continuous service as a non-employee director. Under certain circumstances, in the case of death or disability of a director, the vesting of unvested stock options may be partially or completely accelerated. The exercise price of stock options is 100% of the fair market value of the Common Stock on the grant date and the stock options must be exercised within seven years from the grant date. Stock options granted in March 2004 to non-employee directors had an exercise price of $59.48, the fair market value of the Common Stock on the grant date.
      Material Terms of RSUs. RSUs vest (a) on the date of grant if the non-employee director has had three years of prior continuous service as a non-employee director, or (b) one year from the date of grant if the non-employee director has had less than three years of prior continuous service as a non-employee director. In the event of a director’s death or disability, a prorated portion of RSUs would vest. The number of RSUs granted to a director is based on the closing price of the Common Stock on the grant date and are paid in Common Stock (on a one-to-one basis) on the vesting date, unless a director has previously selected a deferred payment alternative. In March 2004, each non-employee director received 1,643 RSUs.
      Other Benefits. Non-employee directors are eligible to participate in the Matching Gift Program of The Amgen Foundation, Inc. (the “Foundation”) on the same terms as the Company’s employees. The Foundation will match qualifying contributions made by non-employee directors to eligible organizations, up to $20,000 per non-employee director per year. In addition, directors are eligible to participate in the Amgen Nonqualified Deferred Compensation Plan. See “— Employment and Compensation Arrangements.”

Compensation of Executive Officers
      Summary Compensation Table. The following table sets forth summary information concerning certain compensation awarded, paid to, or earned by the Named Executive Officers for all services rendered in all capacities to the Company for the years ended December 31, 2004, 2003, and 2002:
Summary Compensation Table

							Long-Term Compensation
		Annual Compensation					Awards

					Other				Securities
					Annual		Restricted		Under-	All Other
					Compen-		Stock		lying	Compen-
					sation		Award(s)		Options	sation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		($)		($)		(#)	($)(2)

Kevin W. Sharer,	2004	1,301,954	3,662,000		255,382	(3)			225,000	364,284
Chairman of the Board,	2003	1,098,333	2,475,000		217,844	(3)			450,000	530,554
Chief Executive Officer	2002	980,000	1,800,000		16,140	(3)			450,000	497,750	(4)
and President
George J. Morrow,	2004	823,815	1,700,000	(5)	1,555	(6)			75,000	3,404,845	(7)
Executive Vice President,	2003	756,001	1,390,000	(5)	1,577	(6)			150,000	3,249,161	(7)
Global Commercial	2002	683,335	1,276,252	(5)	20,148	(6)			150,000	3,024,607	(7)
Operations
Roger M. Perlmutter,	2004	794,393	1,460,000	(5)	10,837	(8)			75,000	1,717,129	(9)
Executive Vice President,	2003	737,333	1,365,000	(5)	101,802	(8)			150,000	1,595,624	(9)
Research and Development	2002	683,333	1,276,250	(5)	235,279	(8)			150,000	1,415,339	(9)
Dennis M. Fenton,	2004	767,755	1,210,000		1,406	(10)	1,257,198	(11)	75,000	181,491
Executive Vice President,	2003	726,800	1,145,000						150,000	344,494
Operations and Chief	2002	680,000	1,071,000						150,000	13,181
Compliance Officer
Richard D. Nanula,	2004	695,442	1,095,000		1,611	(12)			75,000	163,738
Executive Vice President	2003	658,334	1,040,000		1,441	(12)			150,000	188,849
and Chief Financial Officer	2002	616,667	971,250						225,000	57,343

(1)	Includes compensation deferred under the Company’s Retirement and Savings Plan (the “401(k) Plan”) and Nonqualified Deferred Compensation Plan (“DCP”) otherwise payable in cash during each calendar year.

(2)	Figures shown reflect net amounts. Amounts shown for 2004, 2003 and 2002 include Company credits to the Supplemental Retirement Plan (the “SRP”) and matching contributions made by the Company (the “Company Contribution”) to the 401(k) Plan. The 2002 amount shown for Mr. Sharer also includes certain deferred compensation (see footnote (4)). Amounts shown for 2004, 2003 and 2002 for Mr. Morrow and Dr. Perlmutter also include certain deferred compensation (see footnotes (7) and (9)). The SRP is a non-qualified, unfunded plan and participation is available to selected participants in the 401(k) Plan who are affected by the limits of the Internal Revenue Code of 1986, as amended (the “Code”), on the amount of employee compensation that may be recognized for purposes of calculating the Company Contributions. The table below sets forth (a) amounts, including accrued dividends, interest and unrealized gains or losses that the accounts of the Named Executive Officers were credited with (reduced by) pursuant to the SRP for the years ended December 31, 2004, 2003 and 2002, and (b) the Company Contributions for the years ended December 31, 2004, 2003, and 2002.

Plan	Year	Sharer	Morrow	Perlmutter	Fenton	Nanula

SRP	2004	$354,034	$201,179	$195,045	$171,241	$153,488
	2003	$514,554	$226,112	$155,013	$328,494	$172,849
	2002	$(18,250)	$83,307	$56,884	$(2,819)	$41,343
401(k) Plan	2004	$10,250	$10,250	$10,250	$10,250	$10,250
	2003	$16,000	$16,000	$16,000	$16,000	$16,000
	2002	$16,000	$16,000	$16,000	$16,000	$16,000

(3)	The amounts shown for 2004 and 2003, respectively, include $216,849 and $212,763, respectively, that is the incremental cost to the Company of Mr. Sharer’s personal use of the Company’s aircraft. The amounts shown for 2004, 2003 and 2002, respectively, include tax gross-ups of $12,188, $1,245 and $16,140, respectively, for the value of Mr. Sharer’s personal use of a car and driver provided by the Company. The amount shown for 2004 includes a tax gross-up of $1,441 for the value of personal financial counseling reimbursed by the Company.

(4)	Includes a deferred compensation credit of $500,000 as a result of a Company contribution to the DCP.

(5)	The amounts shown for each of 2004, 2003 and 2002 include retention bonuses for each year in the amount of $200,000. See “— Employment and Compensation Arrangements.”

(6)	The amount shown for 2004 includes a tax gross-up of $114 for the value of Mr. Morrow’s personal use of a car and driver provided by the Company. The amounts shown for each of 2004 and 2003 include a tax gross-up of $1,441 for the value of personal financial counseling reimbursed by the Company. The amounts shown for 2003 and 2002, respectively, include tax gross-ups of $136 and $8,210, respectively, for reimbursement of relocation-related expenses. The amount shown for 2002 includes reimbursement in the amount of $11,938 made by the Company in accordance with Mr. Morrow’s participation in the Company’s relocation mortgage subsidy program.

(7)	The amounts shown for 2004, 2003 and 2002, respectively, include deferred compensation credits of $3,163,958, $2,980,149 and $2,807,017, respectively, as a result of Company contributions to the Amgen Inc. Executive Nonqualified Retirement Plan. See “— Executive Nonqualified Retirement Plan.” The amounts shown for 2004, 2003 and 2002, respectively, include premiums of $29,458, $26,900 and $26,900, respectively, paid by the Company for a term life insurance policy in the amount of $15,000,000 for Mr. Morrow’s benefit. The 2002 amount includes a premium of $91,383 paid by the Company for the assumption of split dollar life insurance policies provided to Mr. Morrow by his former employer. The Company would be reimbursed for certain of its premium payments from the proceeds of the split dollar life insurance policies in the event Mr. Morrow dies or in certain other events. See “— Employment and Compensation Arrangements.”

(8)	The amounts shown for 2004 and 2003, respectively, include tax gross-ups of $10,837 and $5,887, respectively, for the value of Dr. Perlmutter’s personal use of a car and driver provided by the Company. The amounts shown for 2003 and 2002, respectively, include $75,409 and $29,514, respectively, of relocation-related expenses reimbursed to Dr. Perlmutter, and tax gross-ups of $2,365 and $91,896, respectively, for reimbursement of relocation-related expenses. The amount shown for 2002 includes reimbursement in the amount of $113,869 made by the Company in accordance with Dr. Perlmutter’s participation in the Company’s relocation mortgage subsidy program.

(9)	The amounts shown for 2004, 2003 and 2002, respectively, include deferred compensation credits of $1,501,384, $1,414,161 and $1,332,005, respectively, as a result of Company contributions to the Amgen Inc. Executive Nonqualified Retirement Plan. See “— Executive Nonqualified Retirement Plan.” The amounts shown for each of 2004, 2003 and 2002 also include premiums of $10,450 paid by the Company for a term life insurance policy in the amount of $10,000,000 for Dr. Perlmutter’s benefit. See “— Employment and Compensation Arrangements.”

(10)	This amount includes tax gross-ups of $29 for the value of Mr. Fenton’s personal use of a car and driver provided by the Company, and $1,377 for the value of personal financial counseling reimbursed by the Company.

(11)	Calculated by multiplying the amount of restricted stock by the closing market price of $62.86 on December 6, 2004, the date of the restricted stock grant, less aggregate consideration paid by Dr. Fenton of $2.00. The Compensation Committee awarded Dr. Fenton 20,000 shares of restricted stock of Amgen in consideration of his payment of $2.00. The value of such restricted stock as of December 31, 2004 was $1,282,998 (calculated by multiplying the amount of restricted stock by the closing market price of $64.15 per share on December 31, 2004, less the aggregate purchase price of $2.00).

(12)	The amount shown for 2004 includes a tax gross-up of $170 for the value of Mr. Nanula’s personal use of a car and driver provided by the Company. The amounts shown for each of 2004 and 2003 include a tax gross-up of $1,441 for the value of personal financial counseling reimbursed by the Company.

      Stock Option Grants. The following table sets forth information concerning individual grants of stock options made by the Company during the year ended December 31, 2004, to each of the Named Executive Officers:
Option Grants in Fiscal Year 2004

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
	Individual Grants				for Option Term(1)

		Percentage of
	Number of	Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	or Base
	Granted	in Fiscal	Price	Expiration
Name	(#)(2)	Year(3)	($/Sh)	Date	5%($)	10%($)

Kevin W. Sharer	225,000 (4)	1.38%	59.48	3/15/11	5,448,225	12,696,681
George J. Morrow	75,000 (4)	.46%	59.48	3/15/11	1,816,075	4,232,227
Roger M. Perlmutter	75,000 (4)	.46%	59.48	3/15/11	1,816,075	4,232,227
Dennis M. Fenton	75,000 (4)	.46%	59.48	3/15/11	1,816,075	4,232,227
Richard D. Nanula	75,000 (4)	.46%	59.48	3/15/11	1,816,075	4,232,227

(1)	The potential realizable value is based on the term of the option at the time of its grant, which is seven years for the stock options granted to the Named Executive Officers. The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with SEC rules and regulations and do not represent the Company’s estimates of stock price appreciation. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option and that the option is exercised and the stock sold on the last day of its term at this appreciated stock price. No valuation method can accurately predict future stock prices or option values because there are too many unknown factors. No gain to the optionee is possible unless the stock price increases over the option term. Such a gain in stock price would benefit all stockholders.

(2)	Options shown in the table have a term of seven years, subject to earlier termination if the optionee ceases employment with the Company or an affiliate of the Company (as defined in the applicable plan). The vesting of all options will be automatically accelerated in the event of a change in control (as defined in the applicable plan). In addition, the options are subject to, in certain circumstances, full or partial accelerated vesting upon the death or permanent and total disability of the optionee while in the employ of the Company or an affiliate of the Company, or voluntary retirement of an optionee after age 60 who has been employed by the Company or an affiliate of the Company for at least 15 consecutive years (“Voluntary Retirement”), as provided in the option grant agreement, or at the discretion of the Compensation Committee as permitted by the applicable plan. Additionally, upon Voluntary Retirement, if applicable, options terminate on the earlier of the termination date set forth in the grant agreement or three years following the date of Voluntary Retirement.

(3)	In 2004, the Company granted stock options covering a total of 16,332,651 shares of Common Stock to Company employees under all stock option plans maintained by the Company and this number was used in calculating the percentages.

(4)	Options vest and are exercisable as to 20% of the total grant on each of the first, second, third, fourth and fifth anniversaries of the date of the grant.

      Aggregated Option Exercises. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the year ended December 31, 2004, by each of the Named Executive Officers and the final year-end value of unexercised options:
Aggregated Option Exercises and Year-End Option Values for Fiscal Year 2004

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money Options
	Shares		Options at FY-End (#)	at FY-End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)(2)	Exercisable/Unexercisable	Exercisable/Unexercisable

Kevin W. Sharer	3,534	140,757	898,820/1,135,000	5,795,606/8,596,602
George J. Morrow	59,998	1,273,607	240,002/425,000	771,352/2,978,050
Roger M. Perlmutter	0	0	275,000/425,000	1,870,825/3,043,675
Dennis M. Fenton	169,378	7,234,677	396,544/416,998	5,649,430/2,790,338
Richard D. Nanula	0	0	345,000/425,000	1,646,250/2,770,550

(1)	Value of unexercised in-the-money options is calculated based on the fair market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 31, 2004, the last trading day for 2004, at a price of $64.15 per share, the fair market value of the Common Stock on such date.

(2)	Value realized is based on the fair market value of the Common Stock on the respective dates of exercise, minus the applicable exercise price, and does not necessarily indicate that the optionee sold stock on that date, at that price, or at all.
      Long-Term Incentive Plan Awards. The following table sets forth information concerning the participation of the Named Executive Officers in the Amended and Restated Amgen Inc. Performance Award Program (the “Program”) established under the 1991 Plan:
Long-Term Incentive Plan Awards in Fiscal Year 2004

			Future Payout Value($)(2)
	Number of Units
Name	(#)(1)	Performance Period	Threshold(3)	Target(3)	Maximum(3)

Kevin W. Sharer	112,500	01-01-04 to 12-31-06	0	6,691,500	15,055,875
George J. Morrow	37,500	01-01-04 to 12-31-06	0	2,230,500	5,018,625
Roger M. Perlmutter	37,500	01-01-04 to 12-31-06	0	2,230,500	5,018,625
Dennis M. Fenton	37,500	01-01-04 to 12-31-06	0	2,230,500	5,018,625
Richard D. Nanula	37,500	01-01-04 to 12-31-06	0	2,230,500	5,018,625

(1)	These amounts reflect the number of performance units (“Performance Units”) granted to each Named Executive Officer in 2004 for the performance period that began on January 1, 2004 and ends on December 31, 2006 (the “2004-2006 Performance Period”). A Performance Unit is a right granted to a participant to receive Common Stock, the payment of which is contingent upon the Company achieving specified performance goals pre-established by the Compensation Committee. Performance Units are assigned a unit value based on the fair market value of a share of Common Stock on the grant date. For the 2004-2006 Performance Period, the value of a Performance Unit is $59.48, which was the fair market value of a share of Common Stock on March 15, 2004, the grant date. The aggregate dollar value of the Performance Units granted to each of the Named Executive Officers for the 2004-2006 Performance Period are: Mr. Sharer, $6,691,500; Mr. Morrow, $2,230,500; Dr. Perlmutter, $2,230,500; Dr. Fenton, $2,230,500; and Mr. Nanula, $2,230,500.

(2)	The performance goals for the 2004-2006 Performance Period are based on (i) the Company’s independent financial performance, and (ii) comparative financial performance, in each case with respect to compound annual growth rates for revenue and earnings per share, as such metrics are defined in the goals for the 2004- 2006 Performance Period. The ultimate number of Performance Units earned is based on the level of the Company’s individual and comparative financial performance. The Company’s individual financial perform-

ance is evaluated against pre-established thresholds and targets for the performance goals. However, if the Company’s individual performance is below the minimum specified level for either revenue or earnings per share growth, then no individual performance is achieved with respect to that measure (regardless of comparative performance). For the comparative performance measure, the Company ranks, from highest to lowest, the performance of each company in a pre-established peer group (consisting of leading biotechnology and pharmaceutical companies) based on such other company’s revenue and earnings per share compound annual growth rates for the 2004-2006 Performance Period. The higher the Company ranks with respect to relative revenue and earnings per share growth, the greater the level of achievement. The Company’s independent performance results and its comparative performance results, which are determined by the Compensation Committee after the end of the 2004-2006 Performance Period, are combined under a set formula to determine an ultimate level of attainment of goals, which is expressed as a percentage. This percentage, which may range from 0% to 225%, is multiplied by the number of Performance Units initially granted. The resulting number of Performance Units is multiplied by the initial value per unit to determine the aggregate dollar value of the award. The aggregate dollar value of the award is divided by the Share Price (as defined below) to determine the number of shares of Common Stock then payable to a participant. The Compensation Committee is required to determine the amount of the performance award payable to each participant within six months following the end of the applicable performance period. The “Share Price” is the average of the daily closing prices of a share of Common Stock on NASDAQ for the 30 trading days ending seven trading days immediately preceding the date that the Compensation Committee determines the amount of the award payable to participants. Accordingly, the number of shares of Common Stock that will be delivered to each Named Executive Officer, if any, cannot be determined at this time. If a participant’s employment with the Company is terminated prior to the last business day of a performance period by reason of such participant’s voluntary retirement (assuming the participant is retirement eligible under the Program), death or disability, the prorated amount of such participant’s award, if any, applicable to such performance period will be paid. Notwithstanding the foregoing, if a participant’s employment with the Company is terminated for any reason within six months following the commencement of a performance period, all of such participant’s rights to an award for such performance period are forfeited.

(3)	These values are set forth in accordance with SEC rules and regulations, and are based on SEC definitions of “Threshold,” “Target,” and “Maximum.” Such terms may have different meanings under the Program. There is no guaranteed payout under the Program and thus the “Threshold” for SEC disclosure purposes is $0. The Program contains a different definition of “Threshold” that reflects a required minimum level of financial performance for there to be any award payable.

Change-in-Control Arrangements
      Effective as of October 20, 1998 (the “Effective Date”), the Board of Directors adopted the Amgen Inc. Change of Control Severance Plan, as amended (the “CCS Plan”), which provides certain severance benefits to persons who hold certain designated positions with the Company as of the date on which a Change of Control (as defined below) of the Company occurs. If a Change of Control had occurred on December 31, 2004, the CCS Plan would have covered approximately 1,259 officers and key employees of the Company, including each of the Named Executive Officers. Under the terms of the CCS Plan, the CCS Plan extended through December 31, 2004, subject to automatic one year extensions unless the Company notified the participants no later than September 30, 2004 that the term would not be extended. The Company did not notify participants that the term would not be extended, so the term has been extended to December 31, 2005, subject to possible further extensions. If a Change of Control occurs during the original or any extended term, the CCS Plan will continue in effect for at least 36 months following the Change of Control. Prior to the occurrence of a Change of Control, the Company has the right to terminate or amend the CCS Plan at any time; after the occurrence of a Change of Control, the CCS Plan may not be terminated or amended in any way that adversely affects a participant’s interests under the CCS Plan without the participant’s written consent.
      Under the CCS Plan, a Change of Control generally will be deemed to have occurred at any of the following times: (i) upon the acquisition by any person, entity or group of beneficial ownership of 50% or more of either the then outstanding Common Stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or (ii) at the time individuals making up the Incumbent Board (as defined in the CCS Plan) cease for any reason to constitute at least a majority of the Board; or (iii) immediately prior to the consummation by the Company of a reorganization, merger, or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the shares of the Company entitled to vote generally in the election of directors; or (iv) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or (v) any other event which the Incumbent Board, in its sole discretion, determines is a change of control.
      Under the CCS Plan, if a Change of Control occurs and a participant’s employment is terminated within the two year period immediately following the Change of Control by the Company other than for Cause or Disability (each as defined in the CCS Plan) or by the participant for Good Reason (as defined in the CCS Plan), the participant will be entitled to certain payments and benefits in lieu of further salary payments subsequent to such termination and in lieu of severance benefits otherwise payable by the Company (but not including accrued vacation and similar benefits otherwise payable upon termination). In the event of such termination, the participant will receive a lump sum cash severance payment in an amount equal to the excess, if any, of (A) the product of (x) a benefits multiple (either 3, 2 or 1, depending on the participant’s position (a “Benefits Multiple”)), and (y) the sum of (i) the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the Change of Control, plus (ii) the participant’s targeted annual bonus for the year in which the termination occurs or, if higher, the participant’s average annual bonus for the three years immediately prior to the Change of Control; over (B) the aggregate value (determined in accordance with Section 280G of the Code) of the acceleration of vesting of the participant’s unvested stock options in connection with the Change of Control. An award to a participant under the Amended and Restated Amgen Inc. Performance Award Program will be excluded from the calculation described in (B) above. The terms of the Amended and Restated 1988 Stock Option Plan, the 1991 Plan, and the Amended and Restated 1997 Special Non-Officer Equity Incentive Plan, Article II of the Amended and Restated 1993 Equity Incentive Plan, and Article II of the Amended and Restated 1999 Equity Incentive Plan contain the same definition of “change of control” as the CCS Plan definition, and such option plans provide for the acceleration of vesting of issued and outstanding stock options upon the occurrence of a change of control.
      Participants who are senior executive-level staff members (including each of the Named Executive Officers) have a Benefits Multiple of 3; participants who are senior management-level staff members at the level of “director” or equivalent and above have a Benefits Multiple of 2; and management-level staff members at the level of “associate director” or equivalent have a Benefits Multiple of 1.
      The Company will also provide the participant with continued health and other group insurance benefits for a period of one to three years (depending on the participant’s Benefits Multiple) after the participant’s termination of employment. In addition, the participant will be fully vested in his or her accrued benefits under the Company’s retirement plans and the Company will provide the participant with additional fully vested benefits under such plans, to the extent allowed under applicable law, in an amount equal to the benefits the participant would have earned under the plans had the participant continued to be employed by the Company for a number of years equal to the participant’s Benefits Multiple. If such benefits are not allowed under applicable law, a lump sum payment in an amount equal to the value of such benefits will be paid to the participant. The participant will also be indemnified by the Company and will be provided with directors’ and officers’ liability insurance (if applicable), each as set forth in the CCS Plan. If a Change of Control had occurred on the Effective Date, each of the Named Executive Officers would have received such indemnification and liability insurance. In addition, if any payment, distribution or acceleration of vesting of any stock option or other right with respect to a participant who is a “disqualified individual” (within the meaning of Section 280G of the Code) would be subject to the excise tax imposed by Section 4999 of the Code, then the Company will pay the participant an additional lump sum cash payment in an amount equal to 20% of the amount of the participant’s “excess parachute payments” (within the meaning of Section 280G of the Code).
      The CCS Plan provides that for a period of years equal to a participant’s Benefits Multiple after the participant’s termination of employment, the participant will not disclose confidential information of the Company and will not solicit or offer employment to any of the Company’s employees. In the event that the participant breaches any of such provisions, the participant will forfeit any right to receive further payments or benefits under the CCS Plan.
Employment and Compensation Arrangements
      Mr. George J. Morrow
      Mr. Morrow became Executive Vice President, Worldwide Sales and Marketing pursuant to an amended and restated offer letter, effective as of January 19, 2001. He became Executive Vice President, Global Commercial Operations in April 2003. The offer letter provided for a monthly salary of $54,167 and a $750,000 bonus that was paid within 30 days of the start of Mr. Morrow’s employment with the Company. Mr. Morrow was guaranteed a minimum incentive payment of $750,000 for each of 2001 and 2002 under the Company’s Amended and Restated Management Incentive Plan (the “MIP”). The Company will also pay Mr. Morrow a retention bonus of $200,000 on each of the first five one-year anniversaries of the start of his employment with the Company. The Company has also agreed to provide Mr. Morrow with certain non-qualified deferred compensation benefits. See “— Executive Nonqualified Retirement Plan.” In addition, the Company also agreed to maintain and pay the premiums on a term life insurance policy in the amount of $15,000,000 for Mr. Morrow’s benefit until 2006. The Company also agreed to either assume responsibility for, or provide alternative compensation with respect to, a split dollar life insurance policy provided to Mr. Morrow by his former employer. Prior to the Sarbanes-Oxley Act, the Company made a loan of $1,000,000 to Mr. Morrow. In compliance with the Sarbanes-Oxley Act, the Company no longer makes personal loans to executive officers prohibited by such act. See “— Certain Relationships and Related Transactions.”
      Mr. Morrow was granted an option to purchase 200,000 shares of Common Stock on January 19, 2001 with an exercise price of $60.00 per share. The Company also agreed to grant to Mr. Morrow an option under the periodic stock option program to purchase 150,000 shares of Common Stock in each of 2001 and 2002. On June 15, 2001, July 2, 2001 and July 1, 2002, respectively, the Company granted to Mr. Morrow an option to purchase 50,000 shares, 100,000 shares and 150,000 shares of Common Stock with a per share exercise price of $67.06, $61.67 and $38.36, respectively.
      If, within the first five years of his employment with the Company, Mr. Morrow’s employment is terminated without cause, or he resigns from the Company due to a reduction of his duties or base salary or annual target incentive opportunity under the MIP, Mr. Morrow will be entitled to receive three years of base salary and target incentive paid monthly and health care benefits, unless such health care benefits are obtained from another employer. Mr. Morrow is also entitled to receive severance benefits under the Company’s CCS Plan in the event of a change of control of the Company.
      Dr. Roger M. Perlmutter
      Dr. Perlmutter became Executive Vice President, Research and Development pursuant to an amended and restated offer letter, effective as of January 8, 2001. The offer letter provided for a monthly salary of $54,167 and a $750,000 bonus that was paid within 30 days of the start of Dr. Perlmutter’s employment with the Company. Dr. Perlmutter was guaranteed a minimum incentive payment of $750,000 for each of 2001 and 2002 under the MIP. The Company will also pay Dr. Perlmutter a retention bonus of $200,000 on each of the first five one-year anniversaries of the start of his employment with the Company. The Company has also agreed to provide Dr. Perlmutter with certain non-qualified deferred compensation benefits. See “— Executive Nonqualified Retirement Plan.” In addition, the Company also agreed to maintain and pay the premiums on a term life insurance policy in the amount of $10,000,000 for Dr. Perlmutter’s benefit until 2007. Prior to the Sarbanes-Oxley Act, the Company made a loan of $1,000,000 to Dr. Perlmutter. In compliance with the Sarbanes-Oxley Act, the Company no longer makes personal loans to executive officers prohibited by such act. See “— Certain Relationships and Related Transactions.”
      Dr. Perlmutter was granted an option to purchase 200,000 shares of Common Stock on January 8, 2001 with an exercise price of $58.68 per share. The Company also agreed to grant to Dr. Perlmutter an option under the periodic stock option program to purchase 150,000 shares of Common Stock in each of 2001 and 2002. On June 15, 2001, July 2, 2001 and July 1, 2002, respectively, the Company granted to Dr. Perlmutter an option to purchase 50,000 shares, 100,000 shares and 150,000 shares of Common Stock with a per share exercise price of $67.06, $61.67 and $38.36, respectively. On January 8, 2001, Dr. Perlmutter was also awarded 111,500 shares of restricted Common Stock in consideration of his payment of $11.15. The Company has a right to repurchase the restricted stock at the price paid by Dr. Perlmutter in the event that his employment is terminated for any reason other than his death or permanent and total disability. The Company’s repurchase option shall lapse with respect to the following number of shares on the following dates: 40,000 shares on April 1, 2002; 23,750 shares on April 1, 2003; 23,750 shares on April 1, 2004 and 24,000 shares on April 1, 2005. On March 22, 2002, the offer letter was amended to accelerate the lapse of the repurchase option with respect to the first 40,000 shares to March 25, 2002 from April 1, 2002.
      If, within the first five years of his employment with the Company, Dr. Perlmutter’s employment is terminated without cause, or he resigns from the Company due to a reduction of his duties or base salary or annual target incentive opportunity under the MIP, Dr. Perlmutter will be entitled to receive three years of base salary and target incentive paid monthly and health care benefits, unless such health care benefits are obtained from another employer. Dr. Perlmutter is also entitled to receive severance benefits under the Company’s CCS Plan in the event of a change of control of the Company.
      Mr. Richard D. Nanula
      Mr. Nanula became Executive Vice President pursuant to an amended and restated offer letter, effective as of May 14, 2001. He became the Company’s Chief Financial Officer in August 2001. The offer letter provided for a monthly salary of $50,000. Prior to the Sarbanes-Oxley Act, the Company made a loan of $3,000,000 to Mr. Nanula. In compliance with the Sarbanes-Oxley Act, the Company no longer makes personal loans to executive officers prohibited by such act. See “— Certain Relationships and Related Transactions.”
      Mr. Nanula was granted an option to purchase 200,000 shares of Common Stock on May 16, 2001 with an exercise price of $65.00 per share. The Company also agreed to grant to Mr. Nanula an option under the periodic stock option program to purchase 150,000 shares of Common Stock in each of 2001 and 2002. On June 15, 2001, July 2, 2001 and July 1, 2002, respectively, the Company granted to Mr. Nanula an option to purchase 50,000 shares, 100,000 shares and 150,000 shares of Common Stock with a per share exercise price of $67.06, $61.67 and $38.36, respectively. On May 14, 2001, Mr. Nanula was also awarded 85,000 shares of restricted Common Stock in consideration of his payment of $8.50. The Company has a right to repurchase the restricted stock at the price paid by Mr. Nanula in the event that his employment is terminated for any reason other than his death or permanent and total disability. The Company’s repurchase option shall lapse with respect to the following number of shares on the following dates: 20,000 shares on May 16, 2004; 20,000 shares on May 16, 2005 and 45,000 shares on May 16, 2006.
      If, within the first five years of his employment with the Company, Mr. Nanula’s employment is terminated without cause, or he resigns from the Company due to a reduction of his duties or base salary or annual target incentive opportunity under the MIP, Mr. Nanula will be entitled to receive three years of base salary and target incentive paid monthly and health care benefits, unless such health care benefits are obtained from another employer. Mr. Nanula is also entitled to receive severance benefits under the Company’s CCS Plan in the event of a change of control of the Company.
      Mr. Edward V. Fritzky
      In connection with the Company’s acquisition of Immunex Corporation, the Company and Mr. Edward V. Fritzky entered into an employment agreement effective July 15, 2002. The employment agreement was amended and restated on January 2, 2003. Pursuant to the employment agreement, Mr. Fritzky was employed by the Company as a special advisor and was also appointed to the Board of Directors. The employment agreement, which terminated on July 15, 2004, provided for an annual base salary of not less than $500,000 for the term of the employment agreement. The Company also contributed a retention bonus of $1,000,000 to a deferred compensation account established for Mr. Fritzky. The retention bonus vested as follows: $500,000 on July 15, 2003 and $250,000 on each of January 15, 2004 and July 15, 2004. Additionally, in consideration of

Mr. Fritzky’s waiver of any right to payment pursuant to the Immunex Corporation Leadership Continuity Policy, the Company made a one-time payment to Mr. Fritzky of $5.4 million.
      Mr. Fritzky was granted an option to purchase 450,000 shares of Common Stock on July 15, 2002 with an exercise price of $31.07 per share, with one third of the shares vesting upon grant and one third vesting on each of the first and second anniversaries of the date of grant. Mr. Fritzky was also awarded 100,000 shares of restricted Common Stock in consideration of his payment of $10.00. Upon the grant of the restricted Common Stock, 34,000 shares became fully vested. The remaining shares vested as follows: 33,000 shares on July 15, 2003 and 33,000 shares on July 15, 2004.
      Pursuant to the employment agreement, Mr. Fritzky received reimbursement of up to $250,000 annually for secretarial, communications and technology support services approved by the Company. Mr. Fritzky was also entitled to receive financial counseling and tax planning services. If Mr. Fritzky is subject to excise tax as imposed by Section 4999 of the Code on any benefits paid or payable to Mr. Fritzky (“Total Payments”), the Company will pay an additional amount (the “Gross-Up Payment”) such that the net amount retained by Mr. Fritzky, after deduction of any excise tax and any federal, state and local income and employment taxes and excise tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment is equal to the Total Payments.
      During the term of Mr. Fritzky’s employment under the agreement, he could not be employed by any person or company other than the Company, without the Company’s prior approval. Mr. Fritzky could, however, perform limited consulting services to certain companies, so long as the consulting did not violate Mr. Fritzky’s proprietary information and arbitration agreement with the Company or interfere with Mr. Fritzky’s duties under the employment agreement. Mr. Fritzky could also be self-employed, an independent contractor, a partner or a consultant in a venture fund, or a founding member of a biotechnology startup so long as these activities did not compete with the Company, violate the proprietary information and arbitration agreement or interfere with Mr. Fritzky’s duties under the employment agreement.
      Executive Nonqualified Retirement Plan
      The Amgen Inc. Executive Nonqualified Retirement Plan has been established to provide supplemental retirement income benefits for a select group of management and highly compensated employees through Company contributions. Participants are selected by the Compensation Committee. Mr. Morrow and Dr. Perlmutter are currently the only participants in this plan.
      Under the plan, if Mr. Morrow is actively employed by the Company on January 19, 2006, the Company will credit a deferred compensation account with $15,000,000 for his benefit. In the event that Mr. Morrow’s employment with the Company is terminated without cause prior to January 19, 2006, the Company will pay to Mr. Morrow, between January 2 and January 31 of the year following the year in which his employment was terminated, a prorated portion of the $15,000,000. This prorated portion will be equal to the ratio of the number of full months of Mr. Morrow’s active employment with the Company and 60 months; provided, however, that if the termination of Mr. Morrow’s employment occurs within two years after a change of control of the Company, Mr. Morrow will receive the prorated portion described above, plus an amount equal to $15,000,000 minus the sum of the prorated portion, and an amount equal to the aggregate spread between the exercise prices of Mr. Morrow’s unvested stock options which are in-the-money, and the vesting of which is accelerated by the change of control of the Company, and the NASDAQ closing price of the Common Stock on the date of the change of control.
      If the termination of Mr. Morrow’s employment prior to January 19, 2006 is due to his permanent and total disability, Mr. Morrow will receive, on the second anniversary of the date upon which he last completed one week of active employment with the Company, a pro rata portion of the $15,000,000 based upon the ratio of the sum of the number of full months of his active employment with the Company plus 24 months, and 80 months.
      If Mr. Morrow continues to be actively employed with the Company until January 19, 2011, the Company will credit interest on the deferred compensation account at a rate equal to 125% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from January 19, 2006 until the date upon which the deferred compensation account and accrued interest is distributed to Mr. Morrow. If Mr. Morrow’s employment is terminated for any reason prior to January 19, 2011, the Company will credit interest on the deferred compensation account at a rate equal to 100% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from January 19, 2006 until the date upon which the deferred compensation account and accrued interest is distributed to Mr. Morrow.
      Under the plan, if Dr. Perlmutter is actively employed by the Company on September 16, 2007, the Company will credit a deferred compensation account with $10,000,000 for his benefit. In the event that Dr. Perlmutter’s employment with the Company is terminated without cause prior to September 16, 2007, the Company will pay to Dr. Perlmutter, between January 2 and January 31 of the year following the year in which his employment was terminated, a prorated portion of the $10,000,000. This prorated portion will be equal to the ratio of the number of full months of Dr. Perlmutter’s active employment with the Company and 80 months; provided, however, that if the termination of Dr. Perlmutter’s employment occurs within two years after a change of control of the Company, Dr. Perlmutter will receive the prorated portion described above, plus an amount equal to $10,000,000 minus the sum of the prorated portion, and an amount equal to the aggregate spread between the exercise prices of Dr. Perlmutter’s unvested stock options which are in-the-money, and the vesting of which is accelerated by the change of control of the Company, and the NASDAQ closing price of the Common Stock on the date of the change of control.
      If the termination of Dr. Perlmutter’s employment prior to September 16, 2007 is due to his permanent and total disability, Dr. Perlmutter will receive, on the second anniversary of the date upon which he last completed one week of active employment with the Company, a pro rata portion of the $10,000,000 based upon the ratio of the sum of the number of full months of his active employment with the Company plus 24 months, and 80 months.
      If Dr. Perlmutter continues to be actively employed by the Company until January 7, 2011, the Company will credit interest on the deferred compensation account at a rate equal to 125% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from September 16, 2007 until the date upon which the deferred compensation account and accrued interest is distributed to Dr. Perlmutter. If Dr. Perlmutter’s employment is terminated for any reason prior to January 7, 2011, the Company will credit interest on the deferred compensation account at a rate equal to 100% of the 10-year moving average yield on 10-year U.S. Treasury notes, adjusted and compounded annually, from September 16, 2006 until the date upon which the deferred compensation account and accrued interest is distributed to Dr. Perlmutter.
      Nonqualified Deferred Compensation Plan
      The Amgen Nonqualified Deferred Compensation Plan (the “DCP”) was established to provide eligible participants with an opportunity to defer all or a portion of their compensation and to earn tax-deferred returns on the deferrals. Directors, officers and other key employees of the Company selected by the Compensation Committee (including each of the Named Executive Officers) are eligible to participate in the DCP. Directors may defer all or a portion of their retainers, chair fees and meeting fees. All other participants may defer up to a maximum of 50% of their annual base salary and up to a maximum of 100% of their annual incentive bonus, with a minimum deferral amount of $2,000. Under the DCP, the Company may, in its sole discretion, credit any amount it desires to any participant’s account.
      The DCP is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy the Company’s obligations under the DCP.
      The Compensation Committee selects measurement funds consisting of mutual funds, insurance company funds, indexed rates or other methods for participants to choose from for the purpose of providing the basis on which gains and losses shall be attributed to account balances under the DCP. Participants are entitled to select one or more measurement funds and they do not have an ownership interest in the measurement funds they select. The Compensation Committee may, in its sole discretion, discontinue, substitute, or add measurement funds at any time. Payments from the DCP are made in a lump sum or in annual installments for up to ten years at the election of the participant. In addition, participants may elect to receive a short-term payout of a deferral as soon as three years after the end of the plan year in which the deferral was made.
Compensation and Management Development Committee Report(2)
The Compensation Committee
      The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) is composed solely of directors who are not current or former employees of Amgen Inc. (“the Company”). Each is independent under the listing standards of The Nasdaq Stock Market, Inc. The Compensation Committee establishes the salaries and other compensation of the Chairman and CEO, the executive officers named in the compensation table, and selected senior executives of the company. The Compensation Committee is also charged with the responsibility to review and approve the Company’s compensation and benefits plans and policies, and the administration of all executive compensation programs, incentive compensation plans and equity-based plans currently in place at the Company. The Compensation Committee had five scheduled meetings during 2004, and met in executive session (with no Amgen employees present) at two of the meetings. The Compensation Committee engages independent compensation consultants, as it deems necessary, for the provision of third-party review and counsel. In 2004, an independent consultant was engaged for the purpose of conducting a competitive review of long-term incentive compensation levels.
Overview of Compensation Philosophy
      The Company’s executive compensation program consists of base salaries, Executive Incentive Plan awards, and long-term incentive compensation, and is designed to:

•	Attract, motivate and retain highly qualified employees by paying them competitively, consistent with the Company’s success, and their contribution to the Company’s success;

•	Link each executive officer’s compensation to both the performance of the Company and to their own individual performance; and

•	Over the longer term, tie executive compensation to the achievement of the Company’s long-term strategic objectives and to the enhancement of stockholder value.
      The Compensation Committee intends, to the extent consistent with the above objectives, to maximize the deductibility of compensation for tax purposes. When warranted based upon competitive and other factors, the Compensation Committee may decide to exceed the tax deductible limits established under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Executive Performance Criteria
      The Compensation Committee considers a number of criteria when evaluating the performance and resulting compensation outcomes for the Chairman and CEO, as well as for the Company’s other executive officers. For 2004, these criteria (goal areas) included:

•	Earnings per share growth and revenue growth;

•	Progress in Research and Development, including the advancement of the pipeline of potential future products;

•	External outreach, in the form of licensing, partnerships, ventures, and business combinations;

•	Ensuring ample product supply;

(2)	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

•	Effective launch of new products;

•	Building scalable processes that will support the Company’s growth objectives; and

•	Assembly of a diverse leadership team, and the development of Amgen leaders.
Total Direct Compensation
      Base Salaries
      Base salaries for executive officers of the Company are designed to provide a pay opportunity that is appropriately competitive as compared to the median of the marketplace. In setting base salaries for the Chairman and CEO and other executive officers, the Compensation Committee reviewed data from independently conducted compensation surveys using a peer group of major pharmaceutical companies, the majority of which are included in the annual listing of the largest corporations in the United States as compiled by Fortune magazine. Adjustments to each individual’s base salary were made in connection with annual performance reviews in addition to an assessment of market positioning.
      Executive Incentive Plan
      The Executive Incentive Plan (the “EIP”), approved by the Company’s stockholders in 2002, provides the Compensation Committee with the ability to appropriately reward the accomplishments of the Company’s senior executives while preserving the deductibility of bonus payments under Section 162(m) of the Code. The EIP establishes maximum bonus payments to executive officers based upon a percentage of the Company’s annual Adjusted Net Income (as defined in the EIP). Target bonuses are established as compared to the median of the marketplace. The Compensation Committee reviews the results of the Company and the performance of each executive officer in order to determine the actual award to be paid, subject to the maximum award limit.
      Long-Term Incentives
      Stock Options. Grants of stock options under the Company’s stock plans are designed to provide executive officers with an opportunity to share, along with stockholders, in the long-term performance of the Company. Stock option grants are generally made annually to all executive officers, with additional grants being made following a significant change in job responsibility, or in recognition of a significant achievement. Stock options granted under the various stock plans generally have a three-, four- or five-year vesting schedule depending upon the size of the grant, and generally expire seven years from the date of grant. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant. Guidelines for the number of stock options granted to each executive officer are determined using a procedure approved by the Compensation Committee based upon several factors, including the executive officer’s salary grade, performance, and the value of the stock at the time of grant.
      Performance Units. In 2004, Amgen made the initial grant of performance units under the Amended and Restated Amgen Inc. Performance Award Program. These grants were made to approximately five hundred executives, in conjunction with significantly reduced grants of stock options (as compared to previous years), such that the combination of the two grants yields an award value comparable to previous year’s grants consisting solely of stock options. The intent is to make an annual grant to executives consisting of a mix of stock options and performance units going forward. Any units earned are delivered in the form of Amgen common stock after the end of the performance period. For the 2004 grant, performance units are earned through the Company’s three-year (2004-2006) performance on growth in revenue and earnings per share, weighted equally, measured in comparison to both internal targets and to the actual results of other leading biotechnology and pharmaceutical companies. The program is designed so that an award above target can only be earned when the Company has outperformed more than sixty percent of the companies in the peer group on revenue and earnings per share growth, measured individually. This program, in conjunction with ongoing grants of stock options, is designed to focus executives on both the achievement of sustained superior operating results as well as increases in stockholder value through stock price appreciation.
      Other Stock Awards. In 2004 and in prior years, the Compensation Committee has approved the awarding of shares of restricted Amgen common stock to selected executive officers as authorized under the Amended and

Restated 1991 Equity Incentive Plan (the “1991 Plan”). These awards were an important component of the compensation included in the employment offers necessary to attract talented senior executives to the Company. The Compensation Committee will consider in the future such awards when they are necessary to attract and retain prospective or current key executives.
      Stock Ownership Guidelines. In late 2002, the Compensation Committee adopted stock ownership guidelines ranging from five times base salary for the Chairman and CEO position to one times base salary for Vice Presidents, with appropriate gradations in between. A five-year time period allowing executives to earn or purchase shares in order to fully meet targeted levels of ownership commenced at the time of adoption of the guidelines, with full compliance expected by year-end 2007.
CEO Compensation
      For 2004, Mr. Sharer’s base salary, EIP award, performance unit grant, and stock option grant were determined in accordance with the criteria described previously. In March of 2004, Mr. Sharer received a salary increase reflecting both the Compensation Committee’s positive assessment of his performance relative to the disclosed criteria and his position in the lower portion of the competitive range for base salaries in comparison with CEO’s of surveyed companies. Mr. Sharer earned $1,301,954 in base salary compensation during 2004.
      The EIP limits the annual bonus payable to Mr. Sharer. For 2004, the maximum possible bonus payable to Mr. Sharer under the EIP was 0.25% of Adjusted Net Income, or $7,895,000. In recognition of both the Company’s and his own accomplishments as measured by growth in EPS and Revenue (as defined in the EIP) to record levels, the advancement of the portfolio of future products through the company’s Research and Development efforts, and results in other key operational areas, Mr. Sharer was awarded an annual incentive payment of $3,662,000 or 46.4% of the maximum amount permitted under the plan.
      In March of 2004, Mr. Sharer was granted 112,500 performance units and an option to purchase 225,000 shares of Common Stock of the Company at 100% of fair market value on the date of grant, or $59.48 per share. The grant reflects the Board’s assessment of the performance relative to the criteria and the substantial contributions made by Mr. Sharer to the long-term growth and performance of the Company.
Tax Deductibility Considerations
      Section 162(m) of the Code places a $1,000,000 limit on the amount of other than performance-based compensation for the CEO and each of the other four most highly compensated executed officers that may be deducted by the Company for tax purposes. It is the Compensation Committee’s objective to administer compensation programs that are in compliance with the provisions of Section 162(m). The Compensation Committee has been advised that based upon prior stockholder approval of the material terms of both the EIP and the 1991 Plan, compensation under these plans is excluded from this limitation provided that the other requirements of Section 162(m) are met. To move towards a competitive market base salary for the CEO position, the base salary provided to Mr. Sharer in 2004 exceeded the 162(m) tax-deductible limits.
Compensation and Management Development
Committee of the Board of Directors
Jerry D. Choate, Chairman
Frederick W. Gluck
J. Paul Reason
Donald B. Rice
Leonard D. Schaeffer
Compensation and Management Development Committee Interlocks and Insider Participation
      The Company’s Compensation Committee consists of Messrs. Choate and Gluck, Adm. Reason, Dr. Rice and Mr. Schaeffer, all of whom are non-employee directors. Mr. Choate has a daughter and a son-in-law who are employed by the Company. See “—Certain Relationships and Related Transactions.”

Performance Graph(3)
      The chart set forth below shows the value of an investment of $100 on December 31, 1999 in each of Amgen Common Stock, the Amex Biotech Index, the Amex Pharma Index, and Standard & Poor’s 500 Index (the “S&P 500”). All values assume reinvestment of the pre-tax value of dividends paid by companies included in these indices and are calculated as of December 31 of each year. The historical stock price performance of the Company’s Common Stock shown in the performance graph below is not necessarily indicative of future stock price performance.
Amgen vs. Amex Biotech, Amex Pharma and S&P 500 Indices
Comparison of Five Year Cumulative Total Return
Value of Investment of $100 on December 31, 1999

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Amgen	$100.00	$106.45	$93.96	$80.48	$102.87	$106.80
Amex Biotech	$100.00	$162.05	$148.32	$86.41	$125.22	$139.06
Amex Pharma	$100.00	$129.44	$111.85	$89.30	$102.53	$98.86
S&P 500	$100.00	$90.90	$80.10	$62.41	$80.30	$89.03

(3)	The material in this performance graph is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made on, before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

AUDIT MATTERS
Audit Committee Report(4)
      The Audit Committee has reviewed and discussed with management Amgen’s audited consolidated financial statements as of and for the year ended December 31, 2004.
      The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
      The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Ernst & Young their independence.
      Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Amgen Board of Directors that the audited consolidated financial statements referred to above be included in Amgen Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.
Audit Committee of the Board of Directors
Frank J. Biondi, Jr., Chairman
David Baltimore
Frank C. Herringer
Franklin P. Johnson, Jr.
Gilbert S. Omenn
Judith C. Pelham
Independent Registered Public Accountants
      The following summarizes the fees paid to Ernst & Young for the years ended December 31, 2004 and 2003:

	2004	2003

Audit	$4,970,000	$2,215,000
Audit-Related	230,000	615,000
Tax	814,000	1,760,000
All Other	18,000	15,000

Total Fees	$6,032,000	$4,605,000

      Audit-Related fees are primarily attributable to audits of affiliated companies and of the Company’s retirement plans. The 2003 Audit-Related fees also include amounts for audits of third party royalties owed to the Company. Tax fees are primarily attributable to various corporate tax planning and compliance activities and expatriate tax compliance. All Other fees are attributable to the Company’s subscription to an Ernst & Young online service used for accounting research purposes. Ernst & Young did not perform any professional services with respect to information systems design and implementation for the years ended December 31, 2004 and 2003. The Audit Committee has considered whether the Audit-Related, Tax and All Other services provided by Ernst & Young are compatible with maintaining that firm’s independence.
      From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has pre-approved all audit and permissible non-audit services provided by Ernst & Young.

(4)	The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made on, before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Loans to Executive Officers
      As a result of the Sarbanes-Oxley Act, the Company no longer makes personal loans to executive officers that are prohibited by such act. Prior to the Sarbanes-Oxley Act, the Company had made personal loans to the executive officers of the Company listed below, generally in connection with their relocation closer to the Company. The annual interest rate on the loans to each officer, except the loan to Mr. Nanula, was 3% during the year ended December 31, 2004 and will be 3% for the year ending December 31, 2005. These interest rates are established and adjusted annually based on the average introductory rates on adjustable loans offered by California banks and savings and loans. The loan to Mr. Nanula is fixed at 5% for the term of the loan.

				Aggregate
		Original	Largest Aggregate	Outstanding
		Amount of	Indebtedness Since	Indebtedness at
Name	Date of Loan	Loan($)	January 1, 2004($)	March 1, 2005($)

Hassan Dayem	July 2002	500,000	500,000	500,000
Brian M. McNamee	May 2001	500,000	500,000	-0-
George J. Morrow	March 2001	1,000,000	750,000	500,000
Richard D. Nanula	June 2001	3,000,000	3,212,500	3,100,000
Roger M. Perlmutter	June 2001	1,000,000	1,000,000	1,000,000
Philanthropy
      In 2000, the Company established a $2,000,000 endowed professorship at the California Institute of Technology (“Cal Tech”) in honor of Gordon Binder, the Company’s former Chairman and Chief Executive Officer. The endowment was paid in installments beginning in 2000. As of December 31, 2004, the Company has paid the full $2,000,000 under the endowment. Dr. Baltimore, a member of the Board, has been the President of Cal Tech since December 1996.(5)
      The Amgen Foundation, Inc. (the “Foundation”) seeks to advance science education, improve quality of care and access for patients, and support resources that create sound communities in which we live and work. The Foundation makes contributions to regional and national nonprofit organizations that complement Amgen’s dedication to significantly improving people’s lives. In 2002, the Foundation pledged $1,000,000 to the UCSB Foundation in support of the John Carbon Chair in Biochemistry and Molecular Biology. As of December 31, 2004, the Company has paid the full $1,000,000 under the pledge. Mr. Gluck, a member of the Board, serves on the Board of Trustees of the UCSB Foundation.(6)
Other Relationships
      Amy Choate and Charles Lear, daughter and son-in-law, respectively, of Mr. Choate, a member of the Board, are employed by the Company as a human resources manager and as a manager of information systems communications, respectively. In 2004, Ms. Choate and Mr. Lear were paid $133,229 and $107,219, respectively, in salary and bonus and also participated in the Company’s periodic stock option program.
      On March 2, 2001, the Company signed a letter agreement with Dr. Joan Kreiss, the spouse of Dr. Perlmutter, Executive Vice President, Research and Development, regarding possible funding of research grants for certain scientific work conducted by Dr. Kreiss. Under the terms of the letter agreement, if Dr. Kreiss relocates to Southern California, the Company will work with Dr. Kreiss and any new university with which she affiliates to try to obtain fellowships or grants to replace those that Dr. Kreiss is unable to transfer, if any. In addition, if replacement fellowships or grants cannot be obtained from other sources, the Company, as part of its general scientific research mission or through its charitable contribution programs, will work with Dr. Kreiss and the new university with which she affiliates to fund any deficits or grants which are attributable to fellowships or

(5)	The Company’s endowment represents less than 5% of Cal Tech’s revenues in any given fiscal year.

(6)	The Foundation’s grant represents less than 5% of the UCSB Foundation’s revenues in any given fiscal year.

grants that she is not able to transfer, up to an amount not to exceed $1,250,000 per year for a period of five years from the date that Dr. Kreiss assumes a new position in Southern California. The Company has not funded any amounts pursuant to this agreement.
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC and with NASDAQ. Based solely on the Company’s review of the reports filed by Reporting Persons, and written representations from certain Reporting Persons that no other reports were required for those persons, the Company believes that, during the year ended December 31, 2004, the Reporting Persons met all applicable Section 16(a) filing requirements, except for Adm. J. Paul Reason, who, in April 2004, filed a late Form 4 covering an exercise of stock options conducted in February 2004, and Timothy O. Martin, the Company’s Chief Accounting Officer, who, in January 2005, filed a late Form 4 covering a grant of restricted stock made in December 2004.
Stockholder Proposals and Nominations
      Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the Company’s next annual meeting of stockholders. To be eligible for inclusion in the Company’s 2006 proxy statement, your proposal must be received by the Company no later than December 1, 2005, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, the Company reserves the right to omit from the Company’s proxy statement stockholder proposals that it is not required to include under the Exchange Act, including Rule 14a-8.
      Proposals and Nominations Pursuant to the Company’s Bylaws. In March 2005, the Board amended the provision of the Company’s Bylaws relating to the submission of stockholder proposals that are not included in the Company’s proxy statement. Under the Bylaws, as amended in March 2005, in order to nominate a director or bring any other business before the stockholders at the 2006 Annual Meeting that will not be included in the Company’s proxy statement, you must comply with these new procedures as described below. In addition, you must notify the Company in writing and such notice must be delivered to the Secretary no earlier than January 12, 2006, and no later than February 11, 2006.
      The Bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required pursuant to Regulation 14A under the Exchange Act, (2) appropriate biographical information including, but not limited to, the nominee’s personal and professional experience and affiliations to permit the Board to determine whether such nominee meets the qualification and independence standards adopted by the Board, and (3) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination by the Board will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.
      The Bylaws provide that a stockholder’s notice of a proposed business item must include: (1) a brief description of the business desired to be brought before the meeting, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, and (4) any material interest in such business of the stockholder making the proposal.
      In addition, the Bylaws provide that a stockholder giving notice of a nomination or a proposed business item must include the following information in the notice: (1) the name and address of the stockholder, (2) the class and number of shares of capital stock of the Company which are owned beneficially and of record by the stockholder, (3) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or business item, and (4) a representation whether the stockholder intends (a) to deliver a proxy statement and/or form of proxy to stockholders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, and/or (b) otherwise to solicit proxies from stockholders in support of such nomination or proposed business item.
      You may write to the Secretary of the Company at the Company’s principal executive office, One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 38-5-A, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Communication with the Board
      The Company’s annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, or the directors as a group, by sending such written communication to the Secretary of the Company at the Company’s principal executive office, One Amgen Center Drive, Thousand Oaks, California 91320-1799, Mail Stop 38-5-A. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of the Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company’s business or communications that relate to improper or irrelevant topics.
Householding of Proxy Materials
      The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
      This year, a number of banks and brokers with account holders who are Company stockholders will be householding the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Amgen Inc., One Amgen Center Drive, Thousand Oaks, CA 91320-1799, Mail Stop 38-5-A, or contact Investor Relations by telephone at (805) 447-3352. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

By Order of the Board of Directors

DAVID J. SCOTT
Secretary
March 30, 2005

Appendix I
GUIDELINES FOR MEMBERSHIP ON THE BOARD OF DIRECTORS
      These guidelines set forth (1) the minimum qualifications that the Governance and Nominating Committee of the Board of Directors (the “Committee”) of Amgen Inc. (“Amgen”) believes are important for directors to possess, and (2) a description of the Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders. These guidelines are only guidelines and may be waived and/or changed by the Committee and/or the Board of Directors as appropriate.
      1. Candidate Qualifications
         In seeking individuals to join the Board of Directors or to fill director vacancies on the Board of Directors, the Committee considers the following to be minimum qualifications that a candidate must possess:

•	Demonstrated breadth and depth of management and leadership experience, preferably in a senior leadership role in a large or recognized organization;

•	Financial and/or business acumen or relevant industry or scientific experience;

•	Integrity and high ethical standards;

•	Sufficient time to devote to Amgen’s business as a member of the Board;

•	Ability to oversee, as a director, Amgen’s business and affairs for the benefit of Amgen’s stockholders;

•	Ability to comply with the Board’s Code of Conduct; and

•	Demonstrated ability to think independently and work collaboratively.
         In addition, the Committee may consider the following where necessary and appropriate:

•	A candidate’s independence, as defined by The Nasdaq Stock Market, Inc.;

•	A candidate’s ability to satisfy the composition requirements for the Audit Committee and the Compensation and Management Development Committee;

•	Maintaining a Board that reflects diversity; and

•	The Board’s overall size, structure and composition.
      2. Candidate Identification and Evaluation Process
         (a)     For purposes of identifying nominees for the Board of Directors, the Committee relies on professional and personal contacts of the Committee, other members of the Board of Directors and senior management, as well as candidates recommended by independent search firms retained by the Committee from time to time. The Committee also will consider candidates recommended by stockholders. Any director nominations submitted by stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.
         (b)     In evaluating potential candidates, the Committee will determine whether the candidate is qualified for service on the Board of Directors by evaluating the candidate under the guidelines set forth above and by determining if any individual candidate suits the Committee’s and the Board of Director’s overall objectives at the time the candidate is being evaluated.

A-1

© 2005 Amgen Inc. All Rights Reserved

Only Amgen stockholders with admittance tickets will be admitted to the Annual Meeting of Stockholders. Each stockholder is entitled to one admittance ticket. If you come to the meeting and do not have an admittance ticket, you will be admitted only upon presentation of proper identification and evidence of stock ownership on March 18, 2005.

☐	Please send me an admittance ticket for the Amgen Inc. Annual Meeting of Stockholders to be held on Wednesday, May 11, 2005 in Seattle, Washington.

Name	(Please print)

Address

( )

City	State	Zip	Telephone No.

YOU DO NOT NEED TO RETURN THIS CARD IF YOU DO NOT PLAN TO ATTEND
THE ANNUAL MEETING OF STOCKHOLDERS.

AMGEN INC.

One Amgen Center Drive, Thousand Oaks, CA 91320-1799

PROXY SOLICITED BY BOARD OF DIRECTORS

For the Annual Meeting of Stockholders — May 11, 2005

     Kevin W. Sharer, Richard D. Nanula and David J. Scott (the “Proxy Holders”), or any of them, each with the power of substitution, hereby are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the shares of Amgen Inc. Common Stock of the undersigned at the Annual Meeting of Stockholders of Amgen Inc., to be held at The Fairmont Olympic Hotel, 411 University Street, Seattle, Washington, 98101, at 2:00 P.M. local time, on Wednesday, May 11, 2005, and at any continuation, postponement or adjournment of that meeting, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting.

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. PLEASE MARK, SIGN AND DATE THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

ANNUAL MEETING OF STOCKHOLDERS OF

AMGEN INC.

May 11, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST”
THE STOCKHOLDER PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1.	To elect three directors for a three year term expiring at the Annual Meeting of Stockholders in 2008.		2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2005:	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	Dr. David Baltimore Ms. Judith C. Pelham Mr. Kevin W. Sharer	3.	STOCKHOLDER PROPOSALS: Stockholder Proposal #1
☐	WITHHOLD AUTHORITY			(In Vitro Testing):	☐	☐	☐
	FOR ALL NOMINEES			Stockholder Proposal #2 (Executive Compensation):	☐	☐	☐

				Stockholder Proposal #3 (Stock Retention):	☐	☐	☐

☐ FOR ALL EXCEPT (See instructions below) INSTRUCTION: To withhold authority to vote for any nominee(s), mark “FOR ALL EXCEPT” and write such nominee(s) below:	In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any continuation, postponement or adjournment thereof. The Board of Directors at present knows of no other business to be presented at the Annual Meeting of Stockholders.

This Proxy Card will be voted as specified or, if no choice is specified, will be voted FOR the election of the named nominees, FOR ratification of the selection of Ernst & Young LLP, and AGAINST the Stockholder Proposals. The Board of Directors recommends a vote FOR election of the nominees for director, FOR ratification of the selection of Ernst & Young LLP, and AGAINST the Stockholder Proposals.

As of the date hereof, the undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders to be held May 11, 2005, the 2005 Proxy Statement and the Company’s Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2004.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note:	Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person, stating title.